CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM


We consent to the references to our firm under the captions "Financial Highlights" within the Prospectus and "Shareholder Services - Statements and Reports", "General Information - Independent Registered Public Accounting Firm" and "Financial Statements and Report of Independent Registered Public Accounting Firm" within the Statement of Additional Information and to the use of our report dated April 26, 2012, with respect to the financial statements of AllianceBernstein Dynamic All Market Fund, one of the portfolios constituting AllianceBernstein Cap Fund, Inc. for the period December 16, 2011 (commencement of operations) through February 29, 2012, which is incorporated by reference in this Post-Effective Amendment No. 117 to the Registration Statement (Form N-1A No. 2-29901) of AllianceBernstein Cap Fund, Inc.


                                                           /s/ ERNST & YOUNG LLP



New York, New York
June 27, 2012